Exhibit 10.1
DOLLAR FINANCIAL CORP.
SUPPLEMENTAL EXECUTIVE DEFERRED AWARD PLAN
FOR CANADIAN PARTICIPANTS

DOLLAR FINANCIAL CORP.
SUPPLEMENTAL EXECUTIVE DEFERRED AWARD PLAN
FOR CANADIAN PARTICIPANTS
     Dollar Financial Corp., a Delaware corporation (the “Company”), hereby establishes this Supplemental Executive Deferred Award Plan for Canadian Employees (the “Plan”), effective as of July 13, 2007, in order to provide members of a select group of individuals in the employ of the Company’s Canadian subsidiary, National Money Mart Company (“Dollar Canada”) with an opportunity to receive in a year subsequent to that in which it is earned any or all discretionary bonus compensation which the Company may in its sole and absolute discretion determine to award such individuals. This Plan amends and restates in its entirety any similar plan established or utilized by the Company prior to the date hereof.
ARTICLE 1
Definitions
     1.1 Account(s) shall mean the Accounts established by the Administrator for administrative convenience or otherwise for one or more Participants pursuant to Article 3 of the Plan.
     1.2 Administrator shall mean the Company. From time to time the Chief Executive Officer of the Company shall delegate to one or more individuals employed by the Company the responsibilities of the Administrator under the Plan.
     1.3 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 11 of the Plan.
     1.4 Bonus shall mean a discretionary bonus declared by the Company in an amount, if any, determined in the sole and absolute discretion of the Company.
     1.5 Change in Control shall mean a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in IRS Notice 2005-1, or such other guidance as may be issued by the U.S. Department of the Treasury under IRC Section 409A.
     1.6 Company shall have the meaning given to such tern in the introductory paragraph of the Plan.
     1.7 Crediting Rate shall mean the notional income gains and losses notionally credited to the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrator pursuant to Article 3 of the Plan.
     1.8 Deferral Payment Date shall mean the date on which the Participant’s vested Bonus amount and any notional income, gains and losses notionally credited thereto is to be distributed in accordance with Article 2 of the Plan.
     1.9 Disability shall mean (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under any relevant insurance plan covering employees of Dollar Canada. The Administrator may require that the Participant submit to an examination by a competent physician or medical clinic selected by the Administrator on an annual basis to confirm Disability.
     1.10 Eligible Employee shall mean an employee of Dollar Canada.
     1.11 ERISA shall mean the Employee Retirement Income Security Act of 1974, 1.13. IRC shall mean the Internal Revenue Code of 1986, as amended.
     1.12 Financial Hardship shall mean a severe financial hardship to the Participant as determined by the Administrator resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in U.S. Internal Revenue Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     1.13 Participant shall mean an Eligible Employee who has been selected by the Administrator to participate in the Plan.
     1.14 Plan Year shall mean the calendar year.
     1.15 Termination of Employment shall mean the date of the cessation of the Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Disability or death.
     1.16 Valuation Date shall mean the date through which earnings are credited and shall be as close to the payout or other event triggering valuation as is administratively feasible but in no event earlier than the last day of the month preceding the month in which the payout or other event triggering valuation occurs.
ARTICLE 2
Bonus Awards
     2.1 Bonus Awards. In each Plan Year, the Company may award a Bonus or Bonuses to the Participant of such amount and under such circumstances as the Company shall determine. Any Bonus awarded to the Participant under the Plan shall be notionally credited to a separate notional sub-account of the Participant’s Account and shall be subject to a vesting schedule determined by the Administrator at the time the Bonus is awarded. The Participant shall have no right to the notional sub-account balance or to notional accrued interest or earnings on such notional sub-account balance and this amount shall not become due and payable until the applicable vesting schedule is satisfied or the applicable Deferral Payment Date, if later.

ARTICLE 3
Accounts
     3.1 Participant Accounts. Solely for recordkeeping purposes, one (1) Account shall be maintained for the Participant. For each Bonus awarded to the Participant under the Plan during any Plan Year, a notional sub-account of the Participant’s Account shall be created which shall be notionally credited with all or part of any such Bonus awarded to the Participant. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.3 from the date the Bonus is credited to the Account through the Valuation Date.
     3.2 Vesting of Notional Accounts. Amounts notionally credited to the Participant’s notional Account, including notional earnings thereon, shall vest at such time and under such terms and conditions as may be specified by the Administrator at the time the particular Bonus is awarded.
     3.3 Crediting Rate. The Crediting Rate on amounts in a Participant’s Account shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Administrator. The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections at least quarterly. The Participant’s Account balances shall reflect the investments selected by the Participant. If an investment selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate. The Participant shall have no right to receive any securities or other property with respect to any such notional investments. If the Participant fails to elect an investment alternative the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administrator. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.
     3.4 Statement of Accounts. The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balance as of the end of each year.
ARTICLE 4
Scheduled Distributions
     4.1 Timing of Scheduled Distribution. The vested portion of each Bonus awarded to the Participant under the Plan shall be paid by the Company to the Participant in a lump sum on the last business day of October of the third calendar year following the year of vesting. In the event of the Participant’s Termination of Employment or the Participant’s death prior to the scheduled distribution date for the vested portion of a Bonus, the vested portion shall be paid in a single lump sum as soon as practicable following Termination of Employment or death as provided in Articles 5, 6 and 7 of the Plan.

ARTICLE 5
Termination Benefits
     5.1 Termination Benefit. Upon the Participant’s Termination of Employment other than by reason of Disability or death, the Company shall pay to the Participant the vested balance of all of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date. The termination benefits shall be paid in a single lump sum as soon as practicable following the Participant’s Termination of Employment.
ARTICLE 6
Death Benefits
     6.1 Survivor Benefit. If the Participant dies prior to complete distribution of all of the Participant’s Accounts, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total balance on death of all of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date. The death benefit shall be paid in a single lump sum as soon as practicable following the date the Participant’s death is established by reasonable documentation.
ARTICLE 7
Disability
     7.1 Disability. In the event of the Participant’s Termination of Employment by reason of Disability, the Participant shall be entitled to receive an amount equal to the total balance on Termination of Employment of all of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date. The Disability benefits shall be paid in a single lump sum as soon as practicable following Termination of Employment by reason of Disability.
ARTICLE 8
Financial Hardship Distribution and Other Acceleration Events
     8.1 Financial Hardship Distribution. Upon a finding that the Participant has suffered a Financial Hardship, the Administrator may, at the request of the Participant, accelerate distribution of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to a hardship shall not exceed the amount necessary to satisfy such a hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
ARTICLE 9
Change in Control
     9.1 Board Discretion to Provide for Distribution Upon a Change in Control. To the extent permitted by applicable law, in connection with, in anticipation of and contingent on a Change in Control, the Board may exercise its discretion to terminate the Plan and, notwithstanding any other provision of the Plan, distribute all the Accounts of each Participant in full.
ARTICLE 10
Amendment and Termination of Plan
     10.1 Amendment or Termination of Plan. The Company may, at any time, without the Participants’ consent, direct the Administrator to amend or terminate the Plan, subject to applicable law, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan prior to the termination.
ARTICLE 11
Beneficiaries
     11.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.
     11.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.
     11.3 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.
ARTICLE 12
Administration/Claims Procedures
     12.1 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan and the determinations of financial hardship under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
     12.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.
     12.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.
ARTICLE 13
Conditions Related to Benefits
     13.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

     13.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.
     13.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.
     13.4 Withholding. The Participant shall make appropriate arrangements with the Company or Dollar Canada for satisfaction of any income tax or other withholding requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.
     13.5 Assumptions and Methodology. The Administrator shall establish the assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.
     13.6 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
ARTICLE 14
Miscellaneous
     14.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
     14.2 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company, Dollar Canada or any subsidiary of the Company.

     14.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     14.4 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     14.5 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
     14.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.
     14.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.
     14.8 Inability to Locate Participant or Beneficiary. It is the responsibility of a Participant to apprise the Administrator of any change in address of the Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant’s Account shall be forfeited to the Company.
     14.9 Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment(s).
     14.10 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

     14.11 Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the Commonwealth of Pennsylvania.
     14.12 Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.
     IN WITNESS WHEREOF, the Company has caused this Plan to be executed this ___ day of July, 2007.
DOLLAR FINANCIAL CORP.
By: /s/  Donald F. Gayhardt
Title: President